Exhibit 99.1

Robert J. Mylod, Jr. Elected a Director of Graham Holdings Company

ARLINGTON, VA – November 5, 2026 – Graham Holdings Company (NYSE: GHC) announced today that Robert J. Mylod, Jr. has been elected to the Board of Directors.

Mr. Mylod is the Managing Partner of Annox Capital Management, a private investment firm that he founded in 2013. Previously, Mr. Mylod served as Head of Worldwide Strategy & Planning and Vice Chairman for Booking Holdings Inc., an online travel services provider, from 2009 to 2011, and as its Chief Financial Officer and Vice Chairman from 2000 to 2009.

Timothy J. O’Shaughnessy, President and Chief Executive Officer of Graham Holdings Company, said: “We’re thrilled to welcome Bob to the board. He is as thoughtful as he is smart. We are lucky to have the business acumen and expertise he brings to Graham Holdings.”

Mr. Mylod currently serves as Chair of the board of directors of both Booking Holdings (NASDAQ: BKNG) and Vroom, Inc. (NASDAQ: VRM), an automotive finance company. He is also the lead independent director of Bending Spoons S.p.A. (NASDAQ: BSP), an international software platform company, and a member of the board of directors of several private companies. Mr. Mylod holds a Bachelor of Arts in English from the University of Michigan and a Master of Business Administration from the University of Chicago Booth School of Business.

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Contact:	Sandy Stonesifer
sandy.stonesifer@ghco.com
(703) 345-6300